Exhibit 10.11

Dated August 6th, 2019

(1) TUFTS MEDICAL CENTER, INC.

- and -

(2) OKYO PHARMA LIMITED

COLLABORATION AGREEMENT

FOR THE PROPOSED CORNEAL NEUROPATHIC PAIN PROGRAM

COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK

T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

THIS AGREEMENT is made

BETWEEN:

(1)	TUFTS MEDICAL CENTER, INC, whose place of business is at 800 Washington Street, Boston, MA 02111, USA (“Tufts MC”); and

(2)	OKYO PHARMA LIMITED, a limited company incorporated and registered in Guernsey whose registered office is at Martello Court, Admiral Park, St Peter Port, Guernsey GY1 3HB (“OKYO”).

INTRODUCTION:

(A)	Dr. Pedram Hamrah MD is a professor with the Department of Ophthalmology at Tufts MC.

(B)	OKYO has taken an assignment of a licence (the “Licence”) of certain intellectual property rights detailed in the Licence agreement with Tufts MC (the “Licence Agreement”).

(C)	Tufts MC and OKYO wish to enter into this Agreement which shall set out the terms (including financial terms) on which Tufts MC shall provide assistance and research services to OKYO to develop the subject matter of the Licence and to carry out ancillary research.

(D)	This Agreement sets out the terms on which Tufts MC shall execute and/or supervise the Research Plan (as defined below).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context otherwise the following definitions shall apply:

“Affiliate”	of a person means a person, corporation, partnership or other entity, that Controls, is Controlled by, or is under common Control with such person (and for the purposes of this definition, “Control” and “Controlled” shall be construed solely by reference to sub-paragraph (a) of the definition of “Control”);

“Agreement”	means this document, including its Schedules;

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“Arising IP”	means, collectively, Arising General IP and Arising Project IP;

“Arising General IP”	means all Intellectual Property Rights generated, discovered, conceived, originated, derived or developed in the course of the activities undertaken in the performance of the Research Plan that are not specific to particular topical compounds that are the subject of the Research Plan, excluding for the avoidance of doubt all OKYO Background Rights;

“Arising Project IP”	means all Intellectual Property Rights generated, discovered, conceived, originated, derived or developed in the course of the activities undertaken in the performance of the Research Plan, including any Intellectual Property Rights created pursuant to this Agreement and the Research Plan but excluding for the avoidance of doubt (i) all OKYO Background Rights and (ii) all Arising General IP;

“Confidential Information”	means confidential and proprietary information and materials, patentable or otherwise, whether disclosed in tangible or intangible form, marked or stated to be “Confidential” or “Proprietary” (or word of similar import), or which would, in the normal course of business, or by the nature of the subject matter and/or the manner of its disclosure, be considered as being confidential or proprietary, that is disclosed by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”), including:

	a)	information relating to the business, affairs, customers, clients, suppliers, plans, intentions, or market opportunities of the Disclosing Party or of the Disclosing Party’s group or its suppliers;

	b)	the terms of this Agreement; and

	c)	any materials and/or Know-How generated in connection with the performance of this Agreement.

“Control”

means:

(a) with respect to any individual, legal entity, trust or joint venture the direct or indirect ownership or possession of: (i) the power to direct or cause the direction of the management and policies of a company or entity whether through the ownership of voting securities, by contract or otherwise; or (ii) more than fifty per cent (50%) (in the aggregate) of the voting power of all outstanding shares entitled to vote at a general meeting of a company or entity; or

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(b) with respect to any Material, item of information, or Intellectual Property Right, the possession, whether by ownership or licence, of the right to grant a licence or sub- licence with respect thereto or to disclose relevant information relating thereto, without breaching any prior written obligation to any Third Party, and “Controlled” shall be construed accordingly;

“Effective Date”	means the date written at the start of this Agreement;

“Intellectual Property Rights”

means any and all inventions, Patents, utility models, registered designs, unregistered design rights, copyright, database rights, trademarks, trade names, rights in respect of Confidential Information, rights under data exclusivity Law, rights under orphan drug Law, Know-How, extensions of the terms of any such rights (including supplementary protection certificates), registrations and/or applications for and the right to apply for any of the foregoing, and similar or analogous rights, anywhere in the world;

“Know-How”

means unpatented technical and other information in written tangible form which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing process, specifications and techniques), laboratory records, specifications, drawings, manuals, information, methods and processes for synthesis thereof, chemical compounds including derivatives, analogues and precursors, instrumentation, procedures for experiments and tests and results of experimentation and testing, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, report or summaries and information contained in submissions to and information from ethical committees and regulatory authorities and the fact that an item is known to the public shall not be taken to exclude the fact that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public;

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“Law”	means any law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity or securities exchange or securities quotation system, and any orders, writs, injunctions, binding awards of a court or arbitrator, judgments and decrees;

“Materials”	means, reagents, compounds, biopharmaceutical, biological and/or any other chemical materials and “Material” shall be construed accordingly;

“OKYO Background Rights”

means (i) the Patents and Know-How which are the subject of the Licence, and (ii) all other Intellectual Property Rights owned or Controlled by OKYO that (x) were generated, discovered, conceived, originated, derived or developed, or licensed or otherwise acquired, by OKYO prior to the Effective Date, and/or (y) are generated, discovered, conceived, originated, derived or developed, or licensed or otherwise acquired, by OKYO on or after the Effective Date other than in the course of activities comprising the Research Plan;

“OKYO Science Adviser”	means Dr. Raj Patil Ph.D. or another individual, reasonably acceptable to Tufts MC, then serving as a science adviser to OKYO;

“Parties”	means Tufts MC and OKYO and “Party” means any of them;

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“Patents”	means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications (including certificates of invention), any reissue, re-examination, utility models or designs, renewal or extension of any such patent, any term extension, a supplementary protection certificate and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and patents and patent applications based on, corresponding to or claiming the priority date thereof in any country;

“Research Plan”	means the work plan as set out in Schedule 1 or as otherwise agreed and identified by the Parties in writing;

“Term”	has the meaning given to it in Clause 7.1; and

“Third Party”	means any entity other than a Party or its Affiliates.

2.	APPOINTMENT

2.1.	Tufts MC undertakes to make available the services of Pedram Hamrah M.D. as principal investigator and a nominated research associate to perform the activities set out in the Research Plan and shall perform such work in accordance with the terms of this Agreement.

2.2.	Tufts MC may engage any research associate to carry out any activities provided that:

2.2.1	any such research associate is made aware of the obligations of the terms of this Agreement; and

2.2.2	Tufts MC shall ensure that the activities carried out are performed under the supervision of Pedram Hamrah.

2.3.	Tufts MC shall be responsible at all times while activities are undertaken under the Research Plan:

2.3.1	that such activities are performed in a timely, diligent and professional manner using its reasonable efforts;

2.3.2	all research is conducted in accordance with industry standard laboratory practices at all times (it being understood and agreed, for the avoidance of doubt, that the research is not required to be GLP-compliant);

2.3.3	all applicable Laws, regulations and guidelines are complied with in the performance of its obligations under this Agreement;

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2.3.4	detailed records are kept of all things done in relation to the Research Plan and provide OKYO with monthly reports; and

2.3.5	provide that Pedram Hamrah is reasonably available, on a quarterly basis, to report to the board of directors of OKYO or any scientific advisory board established by OKYO in respect of the activities conducted under the Research Plan.

3.	TRANSFER OF MATERIALS

3.1.	From time to time during the Term, the Parties may supply each other with Materials as set out in Schedule 2 or as otherwise agreed by the Parties in writing. In such circumstances:

3.1.1	such transfer shall be recorded using the material transfer record form set out in Schedule 2, which the transferor shall complete and submit to the transferee(s) for counter-signature prior to the transfer of the Materials;

3.1.2	the Party providing that Material under that material transfer record form shall warrant that, to its reasonable knowledge without having undertaken any searches of any intellectual property registers, that Party has the full right and authority to transfer the Materials to the transferee for use as described in Schedule 2;

3.1.3	Materials and related information provided by a Party shall remain the property of such Party or remain under the Control of such Party, and shall be kept securely by the other Party and shall not be provided by the other Party to any Third Party, except with the express written consent of the Party providing such Materials and related information;

3.1.4	A Party receiving Materials from the other Party shall only use such Materials for the purpose of performing its obligations pursuant to this Agreement and shall use such Materials in accordance with all applicable Laws;

3.1.5	other than as expressly permitted under this Agreement, a Party receiving Materials from the other Party shall not otherwise characterise or reproduce such Materials without the prior written consent of the Party providing such Materials; and

3.1.6	A Party receiving Materials from the other Party shall, at the election of such other Party, following completion of the purpose for which such Materials were transferred, destroy or return such Materials.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1.	Ownership of pre-existing Intellectual Property Rights as of the Effective Date hereof are not affected by this Agreement, and neither party shall have any claims to or rights in any pre- existing Intellectual Property Rights of the other party, except as may be otherwise expressly provided in any other written agreement between the parties.

4.2.	Inventorship of Arising IP will be determined in accordance with United States patent law whether or not the Arising IP is patentable. Ownership shall follow inventorship. Arising IP that are solely conceived or reduced to practice by employees of Tufts MC will be solely owned by Tufts MC (“Tufts MC IP”). Arising IP that are solely conceived or reduced to prac- tice by employees of OKYO will be solely owned by OKYO (“OKYO IP”). Arising IP that are jointly conceived or reduced to practice by employees of Tufts MC and of OKYO will be jointly owned (“Joint IP”).

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4.3.	With respect to all Arising IP which is Joint IP or Tufts MC IP, Tufts MC hereby grants to OKYO the first option (an “Option”) to negotiate, for a period not to exceed three (3) months unless extended by mutual written agreement of the Parties (the “Option Exercise Period”), in good faith with Tufts MC for a royalty-bearing, worldwide license of any patent rights, and joint patent rights to develop, make, have made, use, offer for sale, sell, have sold, and import products derived from or using Joint IP or Tufts MC IP on terms that are commercially rea- sonable to the industry; provided, however, that the license will be exclusive (or non-exclusive at OKYO’s discretion) with respect to any patent rights and joint patent rights. If OKYO elects to activate an Option, OKYO must provide Tufts MC with written notice of such decision within thirty (30) days after disclosure to OKYO of the relevant Arising IP or the relevant results of the Research Plan, as applicable (the “Option Activation Period”). If OKYO activates an Op- tion during the relevant Option Activation Period, OKYO shall reimburse Tufts MC for all doc- umented, out-of-pocket costs relating to the preparation, filing, prosecution and maintenance of the relevant patent rights and/or joint patent rights comprised or derived from the relevant Arising IP incurred by Tufts MC prior to activation of the Option, as well as those incurred dur- ing the Option Exercise Period. Tufts MC shall submit periodic invoices for such patent ex- penses, and OKYO shall make payment within thirty (30) days after the date of each such in- voice. In the event OKYO fails to exercise the Option within the Option Activation Period or the Parties fail to reach agreement on the terms of an exclusive license agreement within the Option Exercise Period, Tufts MC shall have no further obligation to OKYO under this Agree- ment with regard to the specific Arising IP; provided, however, that OKYO shall retain their ex- isting interest in any Joint IP developed under this Research Plan and OKYO shall have the right, without limitation, to use materials and data produced under the Research Plan to sup- port and further any of its existing patent claims comprised or forming part of the OKYO Background Rights.

5.	PUBLICATION

Tufts MC shall have the right to publish any results arising from the Research Plan. In order to provide OKYO an opportunity to determine if any such publications contain patentable inventions or OKYO Proprietary Information, Tufts MC will furnish OKYO with a copy of any proposed publication thirty (30) days in advance of the proposed submission date. If such submission would constitute an enabling disclosure of any inventions, Tufts MC will, at the written request of OKYO, delay the submission for publication or presentation to allow the filing of an appropriate patent application; provided, however, that in no event shall the said delay exceed sixty (60) days from the date of OKYO’s receipt of the proposed manuscript for review. OKYO agrees to treat the proposed manuscript as Tufts MC’s Proprietary Information pursuant to Clause 9.1, until it becomes available to the public generally.

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6.	COSTS

Except as provided otherwise in Clauses 4.2 and 4.3 and in the Research Plan, each Party agrees that it shall bear its own costs in connection with carrying out the Research Plan save for the committed funding costs that OKYO has agreed to pay to Tufts MC for its work.

7.	REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

7.1.	OKYO and Tufts MC each warrants to the other that it has full power and authority under its constitution, and has taken all necessary actions and obtained all authorisations, licences, consents and approvals, to allow it to enter into this Agreement and to perform its obligations hereunder.

7.2.	No Party makes any representation or gives any warranty to the other that any advice or information given by it or any of its employees, contractors or other personnel who carry out the research set out in the Research Plan, or the content or use of any Arising IP, Materials or information provided in connection with the Research Plan, shall not constitute or result in the infringement of the rights of any Third Party (including, but not limited to, Intellectual Property Rights).

7.3.	No Party accepts any liability or responsibility for any use which may be made by the other Party of any Arising IP, nor for any reliance which may be placed by that other Party on any Arising IP, nor for advice or information given in connection with any results.

7.4.	Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates, directors, officers, employees, agents, subcontractors or sub-licensees (together, the “Indemnified Parties”) from and against each and every claim made by a Third Party against any of the Indemnified Parties, such Third Party claims arising as a result of the gross negligence or wilful misconduct of the Indemnifying Party (or any of its Affiliates, directors, officers, employees, agents, subcontractors or sub-licensees) in performing its obligations or exercising its rights under this Agreement, provided that the Indemnified Parties must, except with respect to any claim made in a criminal proceeding brought against an Indemnified Party:

7.4.1	promptly (and in any event, within 30 (30) business days of receipt of such claim) notify the Indemnifying Party of details of such claim;

7.4.2	not make any statement, admission, settlement or compromise in relation to the claim;

7.4.3	allow the Indemnifying Party to take such action as it shall deem necessary, in its absolute discretion, to avoid, dispute, resist, appeal, compromise or contest any such claim in the name of the applicable Indemnified Parties and to have the sole conduct of any related proceedings, negotiations or appeals (provided, however, that the Indemnifying Party may not, without each relevant Indemnified Party’s prior written consent which shall not be unreasonably withheld, (i) admit fault or guilt on behalf of such Indemnified Party or (ii) agree to compel such Indemnified Party to do, or refrain from doing, any act); and

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7.4.4	give the Indemnifying Party all reasonable assistance and information (including procuring access to relevant personnel in order to investigate the claim) (at the Indemnifying Party’s expense) as the Indemnifying Party reasonably requires in connection with resisting, appealing, compromising or contesting any such claim.

The indemnity in this Clause 6.4 shall not apply to the extent that the Third Party claim arises as a result of any Indemnified Party’s negligence, reckless act or omission or intentional misconduct. For the avoidance of doubt: (i) this Clause 6.4 is without prejudice to any other rights which the Indemnifying Party may have at Law against the other Party or Third Party;

(ii) the Indemnifying Party shall not be obliged to indemnify any of the Indemnified Parties to the extent any admission or statement made by any of the Indemnified Parties or any failure by any of the Indemnified Parties to notify the Indemnifying Party of the claim, materially prejudices the defense of the Third Party claim; and (iii) the Indemnifying Party shall not be obliged to indemnify the Indemnified Parties to the extent any Third Party claim is indemnified by the same Indemnifying Party pursuant to an indemnity under the Licence and Sub-Licence Agreement.

7.5.	Nothing in this Agreement limits or excludes any Party’s liability for:

7.5.1	death or personal injury resulting from negligence;

7.5.2	fraud; or

7.5.3	any liability that, by Law, cannot be limited or excluded.

7.6.	Subject to Clause 6.5, the Parties shall not be liable to each other or any of their directors, officers, employees or agents for any of the following types of loss, damage, cost or expense arising (whether in contract, tort, negligence, breach of statutory duty or otherwise) under or in relation to this Agreement or the subject-matter of this Agreement for:

7.6.1	any loss of profits, business, contracts, anticipated savings, goodwill, or revenue; or

7.6.2	any indirect or consequential loss or damage whatsoever; or

7.6.3	any exemplary or punitive damages,

even if the Party was advised in advance of the possibility of such loss or damage.

7.7.	Subject to Clause 6.5, the aggregate liability of each Party for all claims under this Agreement shall be limited to the aggregate amount actually received by Tufts MC from OKYO pursuant to this Agreement.

7.8.	The express undertakings and warranties given by the Parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way. All of these are excluded to the fullest extent permitted by Law.

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8.	TERM & TERMINATION

8.1.	This Agreement shall come into effect on the Effective Date and shall continue until completion (the “Term”) of the Research Plan.

8.2.	A Party may by notice in writing to the other Party terminate this Agreement if the other Party:

8.2.1	is in breach of any of the terms of this Agreement which, in the case of a breach capable of remedy, shall not have been remedied by the other Party within thirty (30) days of receipt by the Party in breach of a notice from the Party specifying the breach and requiring its remedy; or

8.2.2	becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets or make any arrangement or composition with its creditors.

8.3.	Upon termination or expiry of this Agreement for any reason, each Party shall as soon as reasonably practicable:

8.3.1	return to the transferee (or, at the transferee’s direction, destroy) (to the extent technically possible) any of the transferee’s Materials which are at the date of termination or expiry in its possession or Control; and

8.3.2	return to the transferee all copies of documents whether in paper, electronic or other form which contain Confidential Information of the transferee and are in its possession or Control save that the Party in Control of the same shall be entitled to keep a copy of such documents for archiving purposes.

8.4.	The provisions of Clauses 1, 3.1.3 to 3.1.6 (inclusive), 4, 6.3 to 6.8 (inclusive), 7.3 to 7.4 (inclusive), 8.1, 8.2, 8.4 to 8.7 (inclusive), 8.8 to 8.13 (inclusive) and 8.14 to 8.19 (inclusive) shall survive termination or expiry of this Agreement. Any rights or remedies of either Party arising prior to termination or expiry of the Agreement shall continue to be enforceable.

9.	MISCELLANEOUS

9.1.	Confidentiality. Each Party recognises that the other Party is engaged in a continuous program of research and development respecting its present and future business activities. Each Party agrees as follows:

9.1.1	at all times during the term of this Agreement and for five (5) years thereafter, such Party will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the other Party’s Proprietary Information (as the same is defined below), except to the extent such disclosure, use or publication may be required in direct connection with such Party’s performance of its obligations or exercise of its rights under this Agreement, or as expressly authorised in writing by the other Party;

9.1.2	the term “Proprietary Information” shall mean any and all confidential knowledge, know-how, data or other proprietary information or materials of the specified Party. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, devices, media and/or cell lines and procedures for producing any such samples, devices, media and/or cell lines, processes, formulas, formulations, data, software, hardware, mask works, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the specified Party; and

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9.1.3	in addition, each Party understands that the other Party has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on such Party’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, each Party will hold Third Party Information received from the other Party in the strictest confidence and will not disclose or use such Third Party Information, except in connection with such Party’s performance of its obligations or exercise of its rights under this Agreement, or as expressly authorised in writing by the other Party;

9.1.4	Notwithstanding the foregoing, the obligations of nondisclosure and non-use set forth above will not apply to information received by either party to this Agreement to the extent that such information: (i) was known to the Receiving Party; (ii) thereafter be- comes, through no fault of the Receiving Party, generally available to the public; (ii) was received by the Receiving Party from a third party not under an obligation of con- fidentiality to the Disclosing Party; or (iv) was independently developed by employees of the Receiving Party having no access to or knowledge of the Disclosing Party’s Proprietary Information.

9.1.5	If required, Receiving Party may disclose the Disclosing Party’s Proprietary Infor- mation to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial pro- tection available for like information and reasonable advance notice is given to the Disclosing Party.

9.2.	Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party, without the prior written consent of the other Parties, except that a Party may assign its rights or obligations under this Agreement to an Affiliate.

9.3	Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement (except a payment obligation) to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the prevention to the other Parties. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party makes commercially reasonable efforts to remove the condition. Any Party affected by such Force Majeure shall take all reasonable steps to minimise the effects of such Force Majeure upon performance of this Agreement. If any event of Force Majeure persists for a period of ninety (90) days, any Party affected by the Force Majeure may by written notice terminate this Agreement.

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9.4.	Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement shall be in writing and shall be deemed given:

9.4.1	upon receipt if delivered personally (receipt verified);

9.4.2	on the third Business Day if sent by overnight delivery using an internationally recognised express courier service and specifying next available Business Day delivery (receipt verified); or

9.4.3	by confirmation of receipt if delivered by electronic mail,

to the relevant Party at the addresses set out above (or at such other address for a Party as shall be specified by notice in writing, provided, however, that notices of a change of address shall be effective only upon receipt thereof).

9.5.	Amendments. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorised representative of each Party.

9.6.	Disputes. Any dispute or disagreement that arises between any of the Parties in respect of this Agreement, shall follow the following procedures in an attempt to resolve the dispute or disagreement:

9.6.1	the Party claiming that such a dispute exists shall give notice in writing (“Notice of Dispute”) to the Party with whom the dispute exists (each, a “relevant Party” in relation to that dispute) of the nature of the dispute;

9.6.2	the dispute will be referred to the senior officers of the relevant Parties who shall meet to discuss and seek to resolve the issue;

9.6.3	if, within a further period of thirty (30) days, or if in any event within sixty (60) days of initial receipt of the Notice of Dispute, whichever is shorter, the dispute has not been resolved, or if, for any reason, the meeting of the senior officers of the relevant Parties has not been held within sixty (60) days of initial receipt of the Notice of Dispute, then the Parties agree that any relevant Party may initiate arbitration proceedings to resolve the dispute; and

9.6.4	notwithstanding any provision of this Agreement to the contrary, any relevant Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at Law or in equity, including application for the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under Clause 8.1.

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9.7.

Arbitration. If the informal resolution mechanism of Clause 8.6 proves unsuccessful within the allotted period, then the relevant Parties may, upon mutual agreement, submit their dispute to arbitration before one (1) arbitrator in New York, New York, USA pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitrators shall be qualified in New York Law and shall be selected in accordance with the rules of the ICC. Any arbitrator so selected shall have substantial experience regarding the issues in dispute and the pharmaceutical industry. The arbitrators may permit limited discovery as they deem appropriate in the circumstances of the dispute. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. The arbitrators shall have no power to award punitive, special, incidental or consequential damages. The arbitrator’s decision and award shall be final and binding upon all Parties. The costs for each relevant Parties’ counsel and other expenses, and the costs of the arbitration shall be borne by the relevant Parties as determined by the arbitrator’s judgment and the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

9.8.	Use of Name. OKYO and Tufts MC shall consult with each other before issuing any press release, marketing materials, photos or making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press re- lease, photos, marketing materials or make any such public statement except as they may mutually agree. Neither Party shall use the name of the other Party nor any of its staff, em- ployees or students, in any advertising or other form of publicity without prior written consent obtained from the other Party in each case, and from the individual(s) that will be identified in any service or use. Notwithstanding the foregoing, a Party may, without prior consent, use or disclose the other Party’s name as required by law, regulation or for its own internal purposes. Any use of a Party’s name shall be limited to statements of fact and shall not imply endorse- ment of products or services.

9.9.	Entire Agreement. This Agreement, including its Schedules, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.

9.10.	Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement shall be deemed to create an agency relationship between the Parties or any of their agents or any legal arrangement that would impose liability upon one Party for the act of failure of the other Party, except as expressly set out in this Agreement. None of the Parties shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of the other Party, or to bind the other Party in any respect whatsoever.

9.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by courier or by electronic mail with attached PDF file, each of which shall be binding when received by the applicable Party.

9.12.	No Third Party Rights or Obligations. Except as otherwise expressly provided herein, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement.

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9.13.	Further Actions. Each Party shall promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

9.14.	No Additional Rights. Except for the rights expressly granted herein, nothing in this Agreement shall be construed as conferring upon either Party by implication, estoppel or otherwise any additional rights, including, but not limited to, any additional rights in or to the Confidential Information and/or Intellectual Property Rights of the other Party.

9.15.	Compliance. The Parties shall comply with the anti-bribery and corruption, research and scientific engagement policies of OKYO as in force from time to time. No Party shall knowingly undertake any action pursuant to this Agreement which is reasonably likely to have material adverse effect on another Party’s reputation, including any action involving: (i) the breach of international government sanctions regarding the export of goods or undertaking of activities with certain countries identified by Her Majesty’s Government in the UK or the US Government, (ii) the tobacco industry, (iii) child labour, or (iv) bringing opportunistic patent infringement proceedings under Patents which do not relate to the substantive business operations of the patent owner or licensee (known as “patent trolling”).

9.16.	Non-reliance. Each Party acknowledges and agrees that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in this Agreement.

9.17.	Non-repudiation. No act or omission of any Party which shall be carried out:

(a)	in compliance or purported compliance with any provision of this Agreement; or

(b)	pursuant to a decision taken or purportedly taken in accordance with this Agreement,

or which shall otherwise constitute or involve a breach of any provision of this Agreement shall be regarded as a repudiation of this Agreement or affect the continued application of this Agreement to the Parties but (for the avoidance of doubt) nothing in this Clause 8.16 shall limit the right of either Party to pursue a claim for damages or any other relief (whether interim or otherwise) in respect of any breach or threatened breach of this Agreement.

9.18.	Illegality. If any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

9.19.	Waiver.

9.19.1	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement (including its Schedules) are cumulative and not exclusive of any rights or remedies provided by Law; and

9.19.2	No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its officers, agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorised officer of the waiving Party. The waiver by any of the Parties of any breach of any provision hereof by the other Parties shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

9.20.	Governing Law. This Agreement and any contractual or non-contractual obligations arising from or connected with this Agreement, and the rights of the Parties, shall be governed by the laws of the State of New York without regard to principles of conflict of laws that would have the effect of applying the laws of a different jurisdiction.

[Signature page to follow]

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EXECUTED FOR AND ON BEHALF OF)
TUFTS MEDICAL CENTER, INC.)	August 12, 2019

Name:	/s/ Nicholas Corsaro, JD
Position:	Manager, Grants and Contracts

EXECUTED FOR AND ON BEHALF OF )
OKYO PHARMA LIMITED )	Date: August 6, 2019

/s/ Raj Patil
Name:	Raj Patil, PhD
Position:	Sr. Director, R&D

READ AND ACKNOWLEDGED:

/s/ Pedram Hamrah, MD
Name:	Pedram Hamrah, MD
Date:

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Schedule 1

RESEARCH PLAN FOR CORNEAL NEUROPATHIC PAIN

The proposed research plan that follows will be completed within a 12 month period for a budget of $203,315.

To investigate the efficacy of topical compounds in ameliorating corneal neuropathic pain, by studying its effect on corneal sensation determined by response to hyperosmolar saline solution using our recently developed mouse ligation model.

Detailed protocol:

After ligation of the ciliary nerves, compressing without severing them, antibiotic ointment (AK- SPORIN, bacitracin-neomycin-polymyxin) is applied to the eye and a tarsorrhaphy placed after the surgery to minimize infection and reduce possibility of ocular defect. 3 days following suture ligation (dps), compounds A-D supplied by OKYO and vehicle control will be applied to the cornea topically 6 times per day to mice briefly anaesthetized with isoflurane. To investigate the effects of compounds required for treatment, we will perform with 6 groups of experiments where mice (n=5/group) receive 0/6, 3/6 or 6/6 treatments of compounds A-D and the corresponding 6/6, 3/6, and 0/6 treatments of vehicle. Oral Gabapentin will be used as a positive control group. Treatment duration will be for a total 11 days with the measurable outcomes of: (1) response to mechanical stimulation (cochet-bonnet), hyperosmolar saline solution, cold saline and menthol to measure corneal hypersensitivity (2) ocular surface fluorescein staining performed at 4, 7 and 11 days post treatment.

An eye-wiping test will be used to evaluate corneal pain response at the above time-points with the application of 10μL of [5M] saline solution, cold saline (4°C) or [200μM] menthol to assess hypersensitivity of various nociceptors (polymodal and cold nociceptors, respectively). The number of eye wipes will be counted by two (2) observers, one masked to the treatment groups, for a period of 30 seconds after application of each solution consistently at one-time during the day to account for possible diurnal differences (similar to previous reports [17, 26, 27]). Alterations to mechanical response will also be investigated using a Cochet-Bonnet esthesiometer. The cold response will be measured after mechanical stimulus and hyperosmolar solution to ensure minimal interference in response. Images of the animal response will also be captured and stored electronically for future reference. Finally, at completion of the treatment, corneas will be excised at 14 dps, fixed and flat mount stained with antibodies against pan neuronal (β-III tubulin) and imaged on a confocal microscope (Leica SP8, Heidelberg, Germany) to assess nerve density. We will, concurrently, asses alterations to corneal inflammation following treatment by investigating alterations to resident and infiltrating cell populations through whole mount staining (anti-CD45 (pan immune marker) and CD11c (dendritic cell marker) antibodies). Trigeminal ganglia from all animals will be stored in TRIzol/Qiazol reagent and stored at - 80°C so that alterations in pro- and anti-inflammatory cytokines (such as IL-6, IL-10 and TNF-α) can be assessed later if needed.

Pain will be evaluated both directly by corneal sensitivity response (paw-wipe number/ blinking) as well as subjectively by observing behavioral response of the mice to stimulus/ pain (e.g. to topical hyperosmolar solution) using a 0-4 scale (determined from preliminary experiments, detailed below).

Behavioral Scale:

0	- normal (minimal) behavioral response/ grooming behavior,
1	- slight deviation from normal behavior lasting for 5-10 seconds
2	- animal huddled for brief period after response to pain before continuing normal behavior

3 - mice agitated when handled/ large response to hyperosmolar solution/ minimal inquisitive behavior

4	- mice having a significant continued response to hyperosmolar solution.

Payment Schedule

The budget of US$203,315 is an all in package to cover research time; consumables; laboratory hire; post-doctoral fellowship for one year, animal models and any third party costs (as detailed below). An 18 initial payment of $[ 101,657.50] will be made by OKYO to Tufts MC upon presentation of Tufts MC’s invoice therefor, which invoice may be presented by Tufts MC at any time after the Effective Date and shall be payable on receipt. The remaining balance of $[ 101,657.5 will be paid by OKYO to Tufts MC in two instalments; first instalment of $50,828.75 upon completion of studies and second instalment of $50,828.75 upon presentation of final study report and Tufts MC’s invoice therefor, at any time after completion of studies outlined in Schedule 1.

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PRINCIPAL INVESTIGATOR:	Pedram Hamrah, M.D., Tufts Medical Center
SPONSOR:	Okyo
Annual Fellowship Budget

PERSONNEL	Percent Effort	Salary	Fringe	Total
Post Doctoral Fellow	100%	55,000	14,850	69,850
IDC / 15%				10,478
Total Budget				80,328

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PRINCIPAL INVESTIGATOR:	Pedram Hamrah, M.D., Tufts Medical Center
SPONSOR:	Okyo

Budget including 4 compounds

PERSONNEL	Percent Effort	Budget
Principal Investigator	9%	$38,291
Research Associate	17%	$14,217
TOTAL PERSONNEL (Including Fringe)		$52,508

SUPPLIES
4 compounds (provided by company)		$-
Sutures (ligation and tarsorrhaphy) (1*$90)		$180
Topical neomycin ointment, Genteal gel and Topical Anesthetic		$100
Isoflurane		$100
Von Frey filaments (set of 40 monofilaments)		$750
Antibodies (BIII tubulin (TUJ1), CD45 and CD11c)		$2,130
Confocal ($50/hour * 40hrs)		$2,000
25% buffer (considering possibility of changing administration route)		$7,364
TOTAL SUPPLIES		$12,624

ANIMAL COSTS
Price of C57BL/6 mouse 90 Mice Total		$2,430
Shipping and DLAM costs/ shipment, 12 shipments		$810
Housing cost per cage per day (30 cages) * (14 days)		$722
TOTAL OTHER EXPENSES		$3,962

TOTAL DIRECT COSTS		$69,094

IDC @ 78%		$53,893

TOTAL BUDGET		$122,987

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Schedule 2

MATERIAL TRANSFER RECORD FORM

Capitalised terms used in this material transfer record form (“MTRF”) that are not defined herein shall have the meanings set forth in the Collaboration Agreement dated August 6th, 2019 made between Tufts MC and OKYO (the “Agreement”).

Pursuant to the terms of the Agreement, OKYO will transfer Tufts MC the Materials identified below.

This MTRF shall be used as the record of all such Materials transferred, regardless of the transferor or transferee.

Transfer date: TBD

Description of Materials: 4 compounds to be tested in ocular pain model

EXECUTED BY TUFTS MC:

Date:

EXECUTED BY OKYO PHARMA LIMITED:

[name]: Raj Patil, PhD
[position]: Sr. Director R&D
Date:

Note: This MTRF is to be completed and signed by Tufts MC and OKYO for each transfer. A copy of each completed MTRF is to be provided to the respective Chief Executive Officer of OKYO and Pedram Hamrah of Tufts MC. This MTRF should not be used to transfer any Materials in which Third Parties may have rights, or which may infringe, or violate any Intellectual Property Rights held by any Third Party. If there are any questions about the appropriateness of a transfer, please contact the representatives identified herein before making such transfer.

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